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                            Acorn Investment Trust
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Contact:     Christine Pratt/Rod O'Connor
             PRATT MARKETING GROUP
             312/664-2500

             Merrillyn J. Kosier, Senior Vice President
             WANGER ASSET MANAGEMENT
             312/634-9225


        The Acorn Fund Proposes First Upward Fee Adjustment In 27 Years
                     Economic Growth, Increased Competition
             Cause Premier Small-Cap Fund To Ask For Adjusted Rates


Chicago, October 24, 1997 -- The Acorn Fund, one of the nation's foremost small-cap funds, is proposing to shareholders its first upward fee adjustment. According to the Acorn Fund's advisor Wanger Asset Management, LP, the fee adjustment is necessary for the following reasons:

     .  To continue to attract and retain top analytical talent;
     . To continue to provide shareholders with strong long-term performance; . To remain a premier small-cap fund

"Our goal is to give Acorn shareholders above-average performance at a below-average expense ratio," says Acorn President and Portfolio Manager Ralph Wanger. "The fee adjustment will keep the Acorn Fund competitive by allowing us to hire and retain the best analytical talent, add resources, and expand systems. Even with the proposed fee increase, Acorn Fund's total expense ratio remains nearly 42% below that of the average small-cap equity mutual fund. What's more, Acorn Fund is a no-load fund. There are no hidden costs -- no 12b-1 fees, sales charges, front-end charges or back-end charges."


Acorn Fund's proposed total expense ratio compared to other mutual funds tracked by Lipper Analytical Services, Inc. The Lipper data is the average of all Lipper-tracked funds in the category for the most recent fiscal years of each fund as of August 1997; Acorn Fund's pro forma information is for the six months ended June 30, 1997:

                             Retail       Taxable                                             Acorn
                              Money        Fixed       General       Mid        Small       Fund --
                             Market       Income       Equity        Cap         Cap        Proposed
                              Funds        Funds        Funds       Funds       Funds         Fees
                             ------        -----        -----       -----       -----         ----

     Management Fee           .36%          .49%         .73%        .76%        .79%         .69%

     Total Expense Ratio      .73%         1.08%        1.46%       1.46%       1.50%         .87%

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ACORN FUND...
Add One



In 1970, businessman Irving Harris launched The Acorn Fund with portfolio manager Ralph Wanger. The Fund's philosophy -- to buy small, niche companies, hold them while they are mid-cap, and sell them when they are large -- has proven successful through 27 years and multiple business cycles.

Acorn Fund has established its reputation by finding hidden stock gems before they become "celebrity stocks" on Wall Street. But finding good small company stocks takes time, energy, and a great deal of research. And as small business continues to thrive, the universe of smaller companies to choose from keeps getting larger. With 396 small company mutual funds out there competing for new ideas, the competition to uncover great stocks is at a peak.

"The fee adjustment will help assure the ongoing success of Acorn Fund," explains Wanger. "For example, we must continue to attract and retain top-notch analysts. But dramatic changes in the asset management industry have created intense competition for the best analytical talent. As compensation for skilled people escalates, we must continue to maintain our level of quality."

"One of the hallmarks of Acorn's investment style is careful and thoughtful analysis," says Wanger. "We have applied this same labor-intensive approach to this fee proposal, and believe that this is the right time to adjust the fee for the long-run benefit of our shareholders."

Ralph Wanger is President of Wanger Asset Management, LP, the Chicago-based investment advisor to Acorn Investment Trust, Wanger Advisors Trust, and other institutional accounts. Wanger Asset Management currently manages more than $6 billion in total assets.

The fee proposal will be voted on by Acorn shareholders at a special meeting on December 9, 1997 and is described in Acorn's proxy statement dated October 24, 1997.

For more information about the proxy, please contact Merrillyn J. Kosier at Wanger Asset Management, LP 312/634-9225.